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COVISINT CORPORATION

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NEWS RELEASE Covisint Corporation 26533 Evergreen Road, Suite 500 • Southfield, Michigan 48076 800-229-4125

For Release

July 24, 2017

Covisint Strongly Recommends Shareholders Vote “FOR” the

Sale of Covisint to OpenText

DETROIT — July 24, 2017 — Covisint Corporation’s (Nasdaq: COVS) special shareholder meeting to vote on Covisint’s proposed acquisition by OpenText™ (NASDAQ:OTEX) (TSX:OTEX) is scheduled for tomorrow, Tuesday, July 25, 2017, at 10:00 a.m. ET. As of the date of this press release, not all Covisint shareholders have voted. The upcoming Special Meeting, and your vote, is important in determining the best outcome for our shareholders. Covisint shareholders of record as of the close of business on June 15, 2017 are entitled to vote at the Special Meeting.

The Covisint Board’s unanimous recommendation is that you vote “FOR” the Proposal to Approve the Sale of the Company to Open Text for $2.45 per share.

Covisint also takes note of OpenText’s indication that while it remains fully committed to closing the proposed merger, OpenText does not intend to increase the consideration offered to Covisint’s shareholders.

For the reasons enumerated below, Covisint believes OpenText’s offer is fair and in the best interests of Covisint’s shareholders.

The merger consideration of $2.45 represents the highest bid after an exhaustive, seven-month process involving 52 interested parties. The merger consideration of $2.45 also represents a premium of approximately:

•	23% to the closing price per share of the Company’s common stock on June 2, 2017;
•	27% to the volume-weighted average trading price per share of the Company’s common stock for the 30-day period ending on June 2, 2017; and
•	46% to the cash-adjusted price per share of the Company’s common stock for the 30-day period ending on June 2, 2017 (the cash-adjusted calculation deducts the Company’s cash and cash equivalents of $33 million, or $0.79 per share, as of March 31, 2017, from both its current share price and from the total value of the merger consideration in order to better measure the premium being offered).

As a result of Covisint’s lack of revenue growth and disappointing bookings performance since the Company’s IPO and at the urging of Covisint’s shareholders, the Board began an exhaustive review of strategic alternatives. The Board’s recommendation to accept OpenText’s offer came after a review of all such strategic options for Covisint’s future, including continuing standalone operations paired with aggressive cost reductions to achieve profitability. Aggressive cost reductions would likely (1) significantly impede or eliminate product development efforts to keep our products competitive in the marketplace, (2) result in organizational changes reducing the personnel that our customers count on for service and support, and (3) risk our business and contractual relationships with those customers.

The Board unanimously approved OpenText’s offer, which included the approval of three new directors appointed to the Board within the last year after negotiations with certain activist shareholders. The

Covisint Corporation Issues Statement to Shareholders Urging a Vote “FOR” the OpenText Merger Agreement

July 24, 2017

proposed merger has been evaluated by Institutional Shareholder Services, Glass, Lewis & Co. and Egan-Jones, who recommend shareholders vote “For” the acquisition of Covisint by OpenText.

About Covisint Corporation

Covisint is the connected company – we securely connect ecosystems of people, systems and things to enable new service offerings, optimize operations, develop new business models and ultimately enable the connected economy. Today, we support more than 2,000 organizations and connect to more than 212,000 business partners and customers worldwide. Learn more at www.covisint.com.

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Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding Covisint’s present and future technology design, architecture, performance and operations which affects the Covisint IoT Platform’s market growth and the demand for Covisint’s solutions. Any forward-looking statements contained in this press release are based upon Covisint’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Covisint’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Covisint disclaims any obligation to update the forward-looking statements in the future except as may otherwise be required by the federal securities laws. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, Daimler’s ability non-renew the purchase order or to terminate our contract for convenience. Further information on potential factors that could affect actual results is included in Covisint’s reports filed with the SEC.

Investor Relations Contact

866-319-7659

investors@covisint.com

Media Contact

Brad Schechter, Vice President, Corporate Marketing

248-483-2097

bschecht@covisint.com

For Sales and Marketing Information

Covisint Corporation, 26533 Evergreen Road, Suite 500, Southfield, MI 48076, 800-229-4125

http://www.covisint.com